Exhibit 10.17

OneMedNet Corporation 6385 Old Shady Oak Road Suite 250 Eden Prairie, MN 55344

January 13, 2022

Saurabh Mathur

5045 Shiloh Crossing Way

Cumming, Georgia 30040

(770) 298-7875

forsaurabhmather@gmail.com

Delivered via Email

Dear Saurabh,

When executed by you and the company this will constitute a letter agreement (“Agreement”) confirming the terms and conditions under which OneMedNet Corporation, a Delaware corporation (“Company”), is prepared to offer full time employment to you (“you” or “Employee”), commencing on or before January 17, 2022. Employee’s employment terms are as follows:

1.Employment Document. This Agreement together with the exhibits and any other documents referenced herein will be the entire documentation which establishes the terms of your employment.

2.General Understandings. Employee acknowledges and agrees that the Company is an early stage, high technology, start-up Company. The Employee agrees that he shall, at all times, work as efficiently as reasonably possible.

3.Title. Employee’s title shall be Vice President of Technology and Innovation. the Employee shall work under the direction and supervision of the CEO and Board of Directors of the Company (the “Board”) under the leadership of the Chairman of the Board. Employee’s Job duties are set forth in Exhibit 1 hereto.

4.Base Salary and Bonus. Employee’s base salary shall be $250,000 per annum, payable bi-weekly in arrears, less all required withholdings. Employee’s salary may be eligible for annual adjustment consistent with the Company policy, if, when or as approved by the Board. In addition, Employee shall be eligible for an annual bonus, up to a maximum of twenty percent (20%) of annual salary if Employee achieves Employee’s goals and business objectives. The primary goals for the first twelve (12)-month period and the allocable bonus amounts for each such goal and when such bonus shall be due and payable are set forth in Exhibit 2 hereto.

5.Stock Options From The Company. Employee shall be awarded an option to purchase (the “Options”) 100,000 shares of common stock of the Company under the Company’s 2020 Equity Incentive Plan, at a strike price of $1.00 per share, (being at or above fair market value), which Options shall vest over a four-year term at calendar quarter ends, subject to a one-year cliff vesting provision. If not exercised by written notice and payment in full of the exercised price, then any and all such non-exercised options shall terminate on the earlier of 5 years from date of issue or 90 days after the last day of Employee’s employment. From time to time the Company, at its discretion, may offer Employee incentives, including in the form of Options.

6.Exempt Employee. Employee agrees that Employee is accepting a salaried, exempt position. Employee’s hours in this position may fluctuate, and each monthly portion of Employee’s annual salary shall compensate Employee for all hours Employee worked during that month. Employee shall devote substantially all of his productive working time to the Company and shall not be employed in any capacity (whether part-time, full-time. as a consultant, or otherwise) for any other organization unless that is specifically agreed to in writing by the Company prior to the start of the new employment or other relationship.

7.Travel, Home Base, Response Times. Company and Employee agree that travel may be necessary by Employee to perform his duties hereunder and Employee is willing and able to do so. Employee understands that the Company has development personnel in Vancouver, Canada and Employee will travel there as needed. To the extent the Company does not need Employee to be in Vancouver, Employee shall be allowed to work remotely from his principal residence but is encouraged to set up an office in Atlanta, Georgia, provided, that Employee secures the prior written approval of the CEO for the budget for such office. Such written approval shall be in the sole discretion of the Company. Employee shall normally respond to any inquiry from any board member within two (2) business days, unless circumstances prevent that, in which case he shall respond as soon as reasonably possible.

8.Probationary Period and At-Will Employment. Employee understands that his employment is subject to a 90-day probationary period, which commences on the first day of his employment, during which time Employee will be assessed for ongoing suitability as a regular employee of the Company. Employee recognizes that he retains the option, as does OneMedNet, of ending his employment with OneMedNet at any time, during the probationary period, or otherwise, with or without notice and with, or without cause. As such, Employee’s employment with OneMedNet is at-will. Neither this letter, nor any other oral or written representation may be considered a contract for employment for any specific period of time. In executing Employee's job duties, he agrees that he will work closely, cooperatively and in a collegial fashion with existing personnel, management, the Company's Board, and the Company's customers.

9.Employee Benefits.  Employee will be eligible for standard benefit coverage under the current health and welfare insurance plans covering all salaried employees, in accordance with the terms of any such adopted plan, as amended by the Company, or the insurer, from time to time. Employee shall have access to a list of such benefits on the PEO platform, and PEO will make additional information available to Employee and may require Employee to execute and deliver additional documents regarding Employee’s compensation and benefits under the Agreement. Company may assist in the Employee’s development in the form of training, certifications and further education that pertains to the current roles and responsibilities.

10.Expenses. Employee will be entitled to reimbursement from the Company of any actual and necessary business-related expenses if the expenses claimed are approved by the Company following Employee’s submittal of written expense reports, with receipts attached, showing the date and reason for the expense claimed.

11.Background Check. Employee’s employment is contingent upon his successful completion of a background and reference check to include Employee’s last employer.

12.Legal Residency. Employee understands that in accordance with the Immigration Reform Control Act of 1986, all employees are required to produce documents that establish identify and employment eligibility in the United States. A list of acceptable documents which establish such identity is available on page 5 of the I-9 Form. Employee will supply sufficient documents from this list to establish identity and employment eligibility within his first three days of employment, along with the completed I-9 Form. Employee represents and warrants to Company that he is legally eligible to work in the United States.

13.Severance. The Company reserves the right to terminate your employment at any time for any reason. Should you be terminated for cause, then you will not be entitled to any advance notice of termination or severance pay for base salary in lieu thereof. Should you be terminated for reasons other than cause, then you will be entitled to advance notice of your termination, or severance pay in lieu thereof, or any combination of advance notice and severance pay, in accordance with the following formula:

(i)upon completion of probation but less than one year’s employment – one month advance notice or severance pay in lieu thereof;

(ii)after one year of continuous employment - one-month advance notice for each additional full year of employment or severance pay in lieu thereof, up to a maximum of eight months.

Any severance payments made in accordance with this formula can be paid on a regular periodic basis, as opposed to a lump-sum basis, and are subject to the Employees duty to mitigate by seeking other reasonably comparable employment.

14.Disclosure of Discoveries, Ideas and Inventions

14.1.Employee agrees that all new technologies, knowledge, information or other ideas which are related to the business of the Company or its affiliates or subsidiaries (together “Affiliates”), and all discoveries, know-how, inventions, concepts, processes, products, protocols, treatments, methods, tests, improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him, either alone or with others (together “Inventions”), during the course of his employment with the Company, whether or not the Inventions are conceived, developed, reduced to practice or made during the Employee’s regular working hours or on the premises of the Company, together with any and all services and products which embody, emulate or employ any such Inventions, shall all be the sole property of the Company. In addition, copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in such Invention whether or not patentable or copyrightable, shall belong exclusively to the Company.

14.2.The Employee shall promptly disclose to the Company, its successors or assigns, any Inventions.

14.3.The Employee hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to the Company or its nominee. Employee shall never assert ownership or control of any such Inventions. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, any such Invention will be considered a work made for hire for the Company and the Company shall be considered the author thereof.

14.4.Whenever requested to do so by the Company, the Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain any patents or copyrights from the United States, Canada and/or any other foreign country or to otherwise protect the Company’s interest in the Inventions. The Employee shall assist the Company in every proper way (entirely at the Company’s expense) to obtain such patents and copyrights and to enforce them as to any such Invention.

14.5.For the benefit of the Company and its successors and assigns, the Employee hereby waives any and all moral rights in respect to any such Inventions.

14.6.The Employee represents and warrants that he does not claim rights in, or otherwise exclude from this Agreement, any Invention except those specifically listed on Exhibit “3” hereto.

14.7.Each of the Employee’s obligations in this section shall survive the Employee’s termination of employment from the Company and shall be binding upon the Employee’s assigns, executors, administrators, assigns and other legal representatives.

15.Confidential Information

15.1.The term “Confidential Information” as used in this Agreement shall mean and include all trade secrets, proprietary information and other data or information (and any tangible evidence, record, or representation thereof) whether prepared, conceived or developed by an employee or agent of the Company (including the Employee) or received by the Company from an outside source which is considered to be confidential by the Company or any of its customers. Without limiting the generality of the foregoing, Confidential Information, includes information of the Company and its Affiliates pertaining to:

(i)research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; product information, including testing information; business improvements and processes; marketing and sales plans; business opportunities (whether pursued or not), budgets; unpublished financial statements, licenses; pricing, pricing strategy, cost data, information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts;

(ii)any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii)financial information, including the Company’s costs, financing or debt arrangements, income, profits, salaries, or wages; and

(iv)any and all health care records of patients.

(v)Confidential Information shall not include information that appears in issued patents or publications available to the general public, or that otherwise becomes generally known in the industry through no act of the Employee in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

15.2.The Employee acknowledges that, by reason of his employment with the Company, he will have access to Confidential Information, and various other information of the Company and its Affiliates, that the Company and its Affiliates have spent time, effort and money to develop and acquire.

15.3.The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

15.4.The Employee agrees to maintain securely and hold in strict confidence all Confidential Information. The Employee agrees that, both during his employment and after the termination of his employment with the Company, he will not use or disclose any Confidential Information to any person, other than as required to perform his duties hereunder, without the prior written authorization of the Company’s President and Chief Executive Officer.

15.5.The Employee represents and warrants that he has not brought and will not bring with him to the Company, and that he has not used and will not use, while performing his duties for the Company, any materials or documents of a former employer which he is under a duty not to disclose. The Employee understands that, while employed by the Company, the Employee shall not breach any obligation or confidence or duty the Company may have to a former employer and the Employee agrees that the Employee will fulfill all such obligations during the Employee’s employment with the Company.

15.6.The Employee represents and warrants that the Employee will not, to the best of the Employee’s knowledge and belief, use or cause to be incorporated in any of the Employee’s work product for the Company any data software, information, designs, techniques or know-how which the Employee or the Company does not have the right to use.

15.7.The Employee agrees that documents, copies, records and other property or materials made or received by the Employee that pertain to the business and affairs of the Company or its Affiliates, including all Confidential Information which is in the Employee’s possession, or under the Employee’s control are the property of the Company and that the Employee will return the same together with any copies of same to the Company immediately upon termination of the Employee’s employment with the Company, or at any other time if requested by the Company.

15.8.All of the Employee’s obligations in this section shall continue beyond the Employee’s termination of employment.

16.Confidential Information. During his employment with the Company and for a period of 24 months following the Employee’s termination of employment from the Company for any reason, the Employee shall not, at any place in the world, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or use or permit his name to be used in connection with, any business or enterprise whose products or services compete with products or services which the Company is providing, or has proposed to design, sell or provide, during the twelve (12) month period prior to the Termination Date and as to which Executive was made aware prior to Executive’s termination of employment, together the “Restricted Areas”. This restriction does not, and is not intended to, apply to businesses which deal in other aspects of medical imaging that are not within the Restricted Areas. This restriction has been discussed and is mutually agreed to be reasonable and fully enforceable, particularly in light of the Company’s early leadership position in the Restricted Areas and the severe harm that such competition would create for the Company given its investment in the Restricted Areas. If doubt arises about the scope of this restriction, then the Employee and the Company agree that they will discuss the issues and try to resolve that dispute in good faith within 7 days of receipt of written notice of the issue arising. The parties agree that any remaining dispute may be resolved in an expedited arbitration proceeding under paragraph 27 of this Agreement, which proceeding shall be completed (including issuance of the award)within 120 days of the selection of the arbitrator. Both parties shall be entitled to expedited discovery and to any other relevant procedures deemed reasonable by the arbitrator if needed to meet this deadline.

17.Non-Solicitation. During his employment with the Company and for a period of 24 months following the Employee’s termination of employment from the Company for any reason, the Employee shall not (unless acting as an employee under this Agreement, or with the prior written consent of the Company’s Board and its Chief Executive Officer): (i) call on, solicit, or endeavor to entice away, either directly or indirectly, any Customers (as defined above) of the Company or its Affiliates; or (ii) directly or indirectly, solicit or attempt to solicit, any employee, independent contractor, or consultant of the Company or its Affiliates to terminate his, her or its relationship with the Company or its Affiliates in order to become an employee, consultant or independent contractor for any person or entity other than the Company or its Affiliates.

18.Equitable Relief

18.1.The Employee acknowledges that the restrictions contained herein are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, that the business of the Company is international in scope and that any violation of any provision of those Sections could result in irreparable injury to the Company.

18.2.The Employee agrees that, in the event he violates any of the restrictions referred to herein, the Company shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

19.Reasonable Best Efforts. Employee shall use his reasonable best efforts during his employment to reach the goals articulated herein and thereafter from time to time.

20.Jurisdiction. Company and Employee hereby irrevocably consents and submits to the jurisdiction of the U S District Court for the District of State of Hawaii, in connection with any equitable relief sought, any suit, action or other proceeding concerning the interpretation and enforcement of this Agreement, or its arbitration clause. Employee waives and agrees not to assert any defense that the court lacks jurisdiction, venue is improper, the forum is inconvenient or otherwise. Employee agrees to accept service of process by certified mail at Employee’s current home address, which is set forth in the address line above.

21.Dispute Resolution. Employee agrees to resolve any and all disputes with the Company its officers or employees by binding arbitration before a single, neutral arbitrator in Honolulu, Hawaii at the offices of Dispute Prevention & Resolution, Inc. (“DPR”) according to rules established by DPR at the time of the dispute. In any such action, the prevailing party shall be entitled to recover all of its costs and attorneys’ fees and all fees and costs of the arbitrator.

22.Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Company and Employee to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No party shall be deemed the drafter of this Agreement and the rule of construction against the drafter shall not apply to the interpretation or enforcement of this agreement The Employee is advised of his right to seek independent counsel concerning the terms of the Agreement and encouraged to do so. No representations, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein.

If you accept the terms and conditions set forth above under which the Company is offering you employment, please sign and date this letter and return it to me. This Agreement may be signed electronically, by facsimile and/or or in counterparts and any such signatures shall be sufficient proof of the Agreement so long as all required signatures are present.

Yours truly,

ONEMEDNET CORP.

Dr. Jeffrey Yu

Chairman of the Board of Directors

I HEREBY ACCEPT EMPLOYMENT ON THE TERMS AND CONDITIONS SET FORTH HEREIN ON THIS 13th DAY OF JANUARY 2022.

Saurabh Mathur

EXHIBIT 1: JOB DUTIES

The Vice President of Technology and Innovation will oversee the company’s science, engineering, and technology efforts.

Duties and responsibilities include:

•	Present reports on the company’s technology status, goals and or progress

•	Develop technical aspects of the company’s strategy to ensure alignment with its business goals

•	Align the company’s technology resources with the organization’s short- and long-term goals

•	Discover and implement new technologies that yield competitive advantage

•	Serve on the executive team to align technology goals to other departmental and organizational objectives

•	Identify what technologies can be used to improve the company’s products and services

•	Create and oversee high-level KPIs for IT department

•	Assist in recruiting, onboarding, and training IT managers

•	Manage the department’s budget

•	Discover and implement new technologies that yield competitive advantage

•	Help departments use technology profitably

•	Supervise system infrastructure to ensure functionality and efficiency

•	Build quality assurance and data protection processes

•	Use stakeholders’ feedback to inform necessary improvements and adjustments to technology

•	Communicate technology strategy to partners and investors

On an annual basis, Employee and CEO shall conduct a performance review and refine the subsequent years job description criteria.

EXHIBIT 2

1H’22

•	Actively and effectively participate as a core team member in the development of OneMedNet Solution Roadmap $5k

•	Lead development and publish OneMedNet Technical Product Roadmap $10k

•	Lead development of and publish OneMedNet R&D Staffing and Technology Partner Plan $10k

•	Total $25K

2H’22

•	Execute OneMedNet R&D Staffing and Technology Partner Plan to the milestones of the Plan $10k

•	Execute and Deliver OneMedNet Technical Product Roadmap to the milestones of the Plan $10k

•	Actively and effectively participate as team member on the OneMedNet Executive Team $5K

•	Total $25K

EXHIBIT 3: PRIOR INVENTIONS

THE LIST OF EXCLUDED INVENTIONS IS AS FOLLOWS, OR, IF NONE, EMPLOYEE SHALL SO STATE:

13-Jan-2022
Saurabh Mathur	Dated